Exhibit 99.1

Contact:	Scott J. Bowman
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS SECOND QUARTER FISCAL 2017 RESULTS
•	EPS increases 4% to $0.29 Per Diluted Share
•	Gross Margin Improves vs. Prior Year
•	Company Updates Annual Guidance

BIRMINGHAM, Ala. (August 19, 2016) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), an athletic specialty retailer, today announced results for the second quarter ended July 30, 2016.

Second Quarter Results
Net sales for the 13-week period ended July 30, 2016, increased 3.9% to $206.9 million compared with $199.3 million for the 13-week period ended August 1, 2015.  Comparable store sales increased 0.8%.

Gross profit was 33.0% of net sales for the 13-week period ended July 30, 2016, compared with 32.7% for the 13-week period ended August 1, 2015.  The increase was mainly due to an improvement in our merchandise margin rate.

Store operating, selling and administrative expenses were 25.8% of net sales for the 13-week period ended July 30, 2016, compared with 25.2% of net sales for the 13-week period ended August 1, 2015.  These expenses were higher as a percentage of net sales due to additional expenses related to our omni-channel initiative and lower comparable store sales.

Net income for the 13-week period ended July 30, 2016, was $6.5 million compared with $7.0 million for the 13-week period ended August 1, 2015.  Earnings per diluted share was $0.29 for the 13-week period ended July 30, 2016, compared with $0.28 for the 13-week period ended August 1, 2015.

Jeff Rosenthal, President and Chief Executive Officer, stated, "We were pleased with our overall results and are encouraged by the progress on our major initiatives.  Footwear continues to show significant strength, driven by our differentiated assortment and continued improvement in allocation and in-stock position.  We also continue to see improvement in our merchandise margin rate, driven by improved systems and promotional management.  So far, our back-to-school sales have met expectations in early August, and we have seen some benefits of early deliveries for this important period."

For the quarter, Hibbett opened 14 new stores, expanded one high performing store and closed eight underperforming stores, bringing the store base to 1,059 in 33 states as of July 30, 2016.

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Fiscal Year to Date Results
Net sales for the 26-week period ended July 30, 2016, increased 4.3% to $489.0 million compared with $469.1 million for the 26-week period ended August 1, 2015.  Comparable store sales increased 1.1%.

Gross profit was 35.4% of net sales for the 26-week period ended July 30, 2016, compared with 35.2% for the 26-week period ended August 1, 2015.

Store operating, selling and administrative expenses were 22.4% of net sales for the 26-week period ended July 30, 2016, compared with 21.7% of net sales for the 26-week period ended August 1, 2015.

Net income for the 26-week period ended July 30, 2016, was $34.4 million compared with $34.4 million for the 26-week period ended August 1, 2015.  Earnings per diluted share was $1.52 for the 26-week period ended July 30, 2016, compared with $1.38 for the 26-week period ended August 1, 2015.

Liquidity and Stock Repurchases
Hibbett ended the second quarter of Fiscal 2017 with $45.9 million of available cash and cash equivalents on the unaudited consolidated balance sheet, no bank debt outstanding and full availability under its $80.0 million unsecured credit facilities.

During the second quarter, the Company repurchased 620,455 shares of its common stock for a total expenditure of $21.4 million.  Approximately $271.2 million of the total authorization remained for future stock repurchases as of July 30, 2016.

Fiscal 2017 Outlook
The Company is updating its guidance for the 52 weeks ending January 28, 2017, to earnings per diluted share in the range of $2.93 to $3.02 from a previously reported range of $2.90 to $3.04.

Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, August 19, 2016, to discuss second quarter Fiscal 2017 results.  The number to call for the live interactive teleconference is (212) 231-2903.  A replay of the conference call will be available until August 26, 2016, by dialing (402) 977-9140 and entering the passcode, 21812478.

The Company will also provide an online Web simulcast and rebroadcast of its second quarter Fiscal 2017 conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.hibbett.com under Investor Relations on August 19, 2016, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and be available for replay for 30 days.

Hibbett Sports, Inc. operates athletic specialty stores in small to mid-sized markets, predominately in the South, Southwest, Mid-Atlantic and Midwest regions of the United States.  The Company's primary store format is Hibbett Sports, a 5,000-square-foot store located in strip centers and enclosed malls.

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A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding earnings per diluted share, sales trends, product gross margin rates and merchandising initiatives.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 28, 2016 and in our Quarterly Report on form 10-Q filed on June 7, 2016. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Net sales	$206,933	$199,261	$489,026	$469,085
Cost of goods sold, including wholesale, logistics and store occupancy costs	138,676	134,082	315,767	304,192
Gross profit	68,257	65,179	173,259	164,893
Store operating, selling and administrative expenses	53,501	50,181	109,562	101,951
Depreciation and amortization	4,638	4,276	9,238	8,418
Operating income	10,118	10,722	54,459	54,524
Interest expense, net	62	65	127	134
Income before provision for income taxes	10,056	10,657	54,332	54,390
Provision for income taxes	3,546	3,626	19,916	19,950
Net income	$6,510	$7,031	$34,416	$34,440

Net income per common share:
Basic earnings per share	$0.29	$0.29	$1.53	$1.39
Diluted earnings per share	$0.29	$0.28	$1.52	$1.38

Weighted average shares outstanding:
Basic	22,281	24,533	22,531	24,697
Diluted	22,442	24,710	22,695	24,889

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	July 30, 2016	January 30, 2016
Assets
Cash and cash equivalents	$45,887	$32,274
Inventories, net	292,906	283,099
Other current assets	15,806	14,995
Total current assets	354,599	330,368
Property and equipment, net	104,591	101,389
Other assets	9,891	10,615
Total assets	$469,081	$442,372

Liabilities and Stockholders' Investment
Accounts payable	$105,239	$88,456
Short-term capital leases	523	478
Accrued expenses	17,334	16,256
Total current liabilities	123,096	105,190
Non-current liabilities	27,292	26,336
Stockholders' investment	318,693	310,846
Total liabilities and stockholders' investment	$469,081	$442,372

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Sales Information
Net sales increase	3.9%	2.8%	4.3%	2.9%
Comparable store sales increase (decrease)	0.8%	-1.1%	1.1%	-1.0%

Store Count Information
Beginning of period	1,053	1,001	1,044	988
New stores opened	14	16	31	31
Stores closed	(8)	(3)	(16)	(5)
End of period	1,059	1,014	1,059	1,014

Stores expanded	1	4	2	7
Estimated square footage at end of period (in thousands)	6,050	5,799

Balance Sheet Information
Average inventory per store	$276,587	$247,870

Share Repurchase Activity
Shares	620,455	601,455	857,837	796,219
Cost (in thousands)	$21,376	$27,938	$29,693	$37,402

-END OF EXHIBIT 99.1-